AVATAR

FOR IMMEDIATE RELEASE
Contact :
Avatar Holdings Inc.
201 Alhambra Circle
Coral Gables, FL 33134
Juanita I. Kerrigan
(305) 442-7000

AVATAR REPORTS 2009 RESULTS

Coral Gables, FL — March 16, 2010 — Avatar Holdings Inc. (NASDAQ-AVTR) today reported a net loss for 2009 of $28,983,000 ($3.11 per share, diluted) on revenues of $73,501,000 compared with a net loss for 2008 of $109,876,000 ($12.85 per share, diluted) on revenues of $110,366,000.

For the year ended December 31, 2009, Avatar reported a pre-tax loss of $61,843,000, of which $21,847,000 is impairment charges, $4,657,000 is a loss on fourth quarter land sales, and $35,339,000 is a loss from operations.

During the year ended December 31, 2009, we closed on 230 homes, a 6.9% decrease from the 247 homes closed during the year ended December 31, 2008. Dollar volume decreased by 32.1% to $44,827,000, compared to $66,060,000 for the year ended December 31, 2008.

The number of housing contracts signed, net of cancellations, for the year ended December 31, 2009 increased by 27.6% to 199, compared to 156 for the year ended December 31, 2008. The dollar volume of contracts signed declined by 7.5% compared to the year ended December 31, 2008, to $34,218,000, compared to $37,008,000.

The number of units in backlog was 25 at December 31, 2009, compared to 56 at December 31, 2008. The aggregate dollar volume of our backlog at December 31, 2009 was $5,469,000, compared to $16,079,000 at December 31, 2008.

Avatar’s assets at December 31, 2009 totaled $594,719,000, of which $217,132,000 was cash, compared to $594,812,000 at December 31, 2008, of which $175,396,000 was cash. Total debt as of December 31, 2009 was $119,002,000, compared to $131,061,000 as of December 31, 2008. Stockholders’ equity at December 31, 2009 was $445,119,000, compared to $429,511,000 at December 31, 2008.

At December 31, 2009, there were 11,355,451 shares of Avatar Common Stock outstanding with a book value of $39.20 per share.

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Avatar Holdings Inc. is primarily engaged in real estate operations in Florida and Arizona. Its principal real estate operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando, Seasons at Tradition in Port St. Lucie, Florida and at Rio Rico, south of Tucson, AZ. Avatar’s common shares trade on The Nasdaq Stock Market under the symbol AVTR.

Certain statements discussed herein or made by the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the stability of certain financial markets; disruption of the credit markets and reduced availability and more stringent financing requirements for commercial and residential mortgages of all types; the number of investor and speculator resale homes for sale and homes in foreclosure in our communities and in the geographic areas in which we develop and sell homes; the increased level of unemployment; the decline in net worth and/or of income of potential buyers; the decline in consumer confidence; the failure to successfully implement our business strategy; shifts in demographic trends affecting demand for active adult and primary housing; the level of immigration and migration into the areas in which we conduct real estate activities; our access to financing; construction defect and home warranty claims; changes in, or the failure or inability to comply with, government regulations; and other factors as are described in Avatar’s filings with the Securities and Exchange Commission, including under the caption “Risk Factors” included in its Annual Report on Form 10-K for the year ended December 31, 2009. At least 80% of active adult homes are intended for occupancy by at least one person 55 years or older.

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AVATAR HOLDINGS INC. AND SUBSIDIARIES
Selected financial data for the years ended December 31, 2009 and 2008
(Dollars in thousands except per share data)

	2009	2008
Revenues	$73,501	$110,366
Loss before income taxes	$(61,843)	$(142,341)
Income tax benefit	$32,860	$32,465
Net loss	$(28,983)	$(109,876)
Basic and Diluted EPS	$(3.11)	$(12.85)
Total assets	$594,719	$594,812
Cash and cash equivalents	$217,132	$175,396
Total Stockholders’ equity	$445,119	$429,511
Stockholders’ equity per share	$39.20	$48.64